Exhibit 99.1

NEWS RELEASE

For Immediate Release

ALERIS ANNOUNCES THE CLOSING

OF ITS CARSON, CALIFORNIA FACILITY

BEACHWOOD, OH – November 3, 2005 – Aleris International, Inc. (NYSE:ARS) announced today that it has concluded an evaluation of potentially redundant manufacturing facilities related to the recently completed ALSCO acquisition and will be permanently closing and dismantling its Carson, California rolling mill and coil coating facility. Production will be phased-out during the first quarter of 2006 and the site will be closed shortly thereafter.

“Process limitations at this facility, and a related unfavorable cost structure have led us to conclude that continued operation of Carson is not justified, “said John Wasz, President of Aleris Rolled Products. “We will serve our West Coast customers from our other production facilities. In addition, this decision will allow us to capture a substantial portion of the $12 million of synergies on an annualized basis, announced with the ALSCO acquisition,” stated Wasz.

Aleris has approximately 163 employees at the Carson facility. The facility supplies semi-fabricated aluminum coil and painted coil for building and construction, consumer durables and electrical applications. Aleris estimates the closure will result in restructuring charges related to asset impairments, employee termination benefits and other costs ranging from $23 million to $25 million in the fourth quarter of 2005 and

$3 million to $5 million in 2006.

Aleris International, Inc. is a major North American manufacturer of rolled aluminum products and is a global leader in aluminum recycling and the production of specification alloys. We are also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 33 production facilities in the U.S., Brazil, Germany, Mexico and Wales, and employs approximately 4,000 employees. For more information about the Company, please visit our Web site at www.aleris.com.

Contact:	Michael D. Friday
Aleris International, Inc.
Phone # 216-910-3503

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2005 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from industry consolidation and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe, the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company’s shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s quarterly reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and its annual report on Form 10-K for the fiscal year ended December 31, 2004, particularly the sections entitled “Risk Factors” contained therein.